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                 THIRD AMENDMENT TO FUND PARTICIPATION AGREEMENT

               This Third Amendment to Fund Participation Agreement ("Agreement") dated April 10, 1997, as amended between Lord Abbett Series Fund, Inc., an open-end management investment company organized as a Maryland Corporation (the "Corporation"), Lord, Abbett & Co. LLC (the "Adviser"), and Jefferson National Life Insurance Company, a Texas life insurance company (the "Insurance Company") is effective as of May 1, 2003.

                                    AMENDMENT

               For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

          1. Schedule A thereto is hereby modified by changing the names of the existing asset sub-accounts from "Jefferson National Variable Annuity Accounts C, E, F, G, H, I" and "Jefferson National Variable Account L" to "Jefferson National Life Annuity Accounts C, E, F, G, H, I" and "Jefferson National Life Account L" to that schedule, which shall read as follows:

                                   SCHEDULE A

                            SEGREGATED ASSET ACCOUNTS

                        - Jefferson National Life Annuity Account C
                        - Jefferson National Life Annuity Account E
                        - Jefferson National Life Annuity Account F
                        - Jefferson National Life Annuity Account G
                        - Jefferson National Life Annuity Account H
                        - Jefferson National Life Annuity Account I
                        -Jefferson National Life Account L

          2. If the Lord Abbett Series Fund, Inc. provides the Insurance Company with materially incorrect share net asset value information, the Separate Account(s) shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share,

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          dividend or capital gain information shall be reported promptly upon discovery to the Insurance Company. Furthermore, the Lord Abbett Series Fund, Inc. shall be liable for the reasonable administrative costs incurred by the Insurance Company in relation to the correction of any material error, provided such error is attributable to the Lord Abbett Series Fund, Inc.. Administrative costs shall include reasonable allocation of staff time, costs of outside service providers, printing and postage. Non-material errors will be corrected in the next Business Day's net asset value per share.
          3. All other terms of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, _________ 2004.

                                  LORD ABBETT SERIES FUND, INC.

                                  By: /s/
                                  Name:
                                  Title:


                                  LORD, ABBET & CO. LLC

                                  By: /s/
                                  Name:
                                  Title:

                                  JEFFERSON NATIONAL LIFE INSURANCE
                                  COMPANY

                                  By: /s/
                                  Name: Craig A. Hawley
                                  Title: General Counsel and Secretary

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